EXHIBIT 99.1

Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE

PARAGON OFFSHORE REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

•	Fourth quarter adjusted EBITDA of $95.9 million net of impairments, gains, and taxes; revenues of $299.6 million

•	Full year 2015 adjusted EBITDA of $561.3 million net of impairments, gains, and taxes; revenues of $1.5 billion

•	Contract drilling services costs 18 percent lower quarter-on-quarter; 14 percent lower year-on-year

•	General and administrative costs, excluding restructuring, 20 percent lower quarter-on-quarter; 19 percent lower year-on-year

•	Cash balance at December 31, 2015 of $776.6 million

•	Contract backlog at December 31, 2015 of $1.0 billion

HOUSTON, March 10, 2016 - Paragon Offshore plc (“Paragon”) (OTC: PGNPQ) today reported a fourth quarter 2015 net loss of $23.3 million, or a loss of $0.27 per diluted share, as compared to fourth quarter 2014 net income of $2.8 million, or $0.03 per diluted share. Results for the fourth quarter 2015 included a $28.8 million, or $0.33 per share, non-cash asset impairment charge related to fixed assets under construction and capital spare parts, a net gain on sale of assets of $0.5 million, or $0.01 per share, and a $2.1 million, or $0.02 per share, tax benefit as a result of the impairment.

Excluding the above charge, gain, and tax benefit, Paragon’s adjusted net income for the fourth quarter 2015 was $3.0 million, or $0.03 per diluted share (for a reconciliation to net income for all “adjusted” metrics, see the Reconciliation of GAAP to Non-GAAP Financial Measures Table). Results for the fourth quarter 2014 included a $130.5 million, or $1.47 per diluted share, non-cash impairment charge related to four cold-stacked units each of which the company decided to scrap. Fourth quarter 2014 results also included an $11.7 million, or $0.13 per diluted share, gain related to the repurchase of an aggregate principal amount of $35.2 million of the company’s senior unsecured notes. Excluding the impairment, the tax impact of the loss on the impairment, and the gain, Paragon’s adjusted net income for the fourth quarter 2014 was $80.3 million, or $0.90 per diluted share.

For the twelve month period ending December 31, 2015, Paragon reported a loss of $999.6 million, or $11.65 per diluted share, on revenues of $1.5 billion compared to a net loss of $646.7 million, or a loss of $7.63 per diluted share, on revenues of $2.0 billion for the twelve month period ending December 31, 2014. Results for the full year 2015 included non-cash impairment charges of $1.2 billion as well as gains totaling $17.6 million related to the sale of assets and the repurchase of the company’s senior unsecured notes. Excluding these items, Paragon’s adjusted net income for full year 2015 was $95.7 million, or $1.04 per diluted share. This compares to net income for full year 2014 of $351.8 million, or $4.07 per diluted share, after adjusting 2014 results for non-cash impairment charges of $1.1 billion primarily related to four cold-stacked units and gains of $18.7 million related to the repurchase of the company’s senior unsecured notes.

For the fourth quarter 2015, adjusted EBITDA, defined as net income (loss) before taxes, less interest expense, interest income, depreciation, losses on impairments, sale of assets and extinguishments of debt, was $95.9 million, compared to $140.3 million in the third quarter of 2015. For the twelve month period ending December 31, 2015, adjusted EBITDA was $561.3 million compared to $942.3 million for the full year 2014.

“Paragon responded to the deteriorating environment in the fourth quarter by reducing costs and advancing our efforts to strengthen the balance sheet,” said Randall D. Stilley, President and Chief Executive Officer. “We lowered contract drilling costs in the fourth quarter by 18 percent and general and administrative costs by 20 percent, exclusive of restructuring costs, compared to the previous quarter. We also continued to reduce capital spending. Our restructuring efforts were rewarded as we were able to reach the recently announced agreements with debtholders to eliminate more than $1.1 billion in debt while preserving the flexibility to navigate this downturn.”

Total revenues for the fourth quarter of 2015 were $299.6 million compared to $369.0 million in the third quarter of 2015. Paragon reported utilization for its marketed rig fleet, which excludes available days related to rigs that were stacked and not marketed during the quarter, as 56 percent for the fourth quarter of 2015 compared to 69 percent for the third quarter of 2015. Average daily revenues decreased three percent in the fourth quarter of 2015 to $140,000 per rig compared to the previous quarter average of $144,000 per rig. Contract drilling services costs declined 18 percent in the fourth quarter to $156.8 million compared to $190.5 million in the third quarter of 2015.

General and administrative (“G&A”) costs for the fourth quarter 2015 totaled $17.6 million compared to $12.8 million for the third quarter of 2015 and $24.1 million for the fourth quarter of 2014. Restructuring costs totaled $8.2 million in the fourth quarter 2015 compared to $1.2 million in the third quarter 2015. Excluding restructuring costs, G&A costs were $9.3 million and $11.7 million for the fourth and third quarters of 2015, respectively. For the full year 2015, G&A costs totaled $50.1 million excluding $9.4 million in restructuring costs compared to $62.1 million for full year 2014.

Net cash from operating activities was $97.0 million in the fourth quarter of 2015 as compared to $79.7 million for the third quarter of 2015. Capital expenditures in the fourth quarter totaled $46.2 million, and $202.9 million for the full year. At December 31, 2015, liquidity, defined as cash and cash equivalents plus availability under the company’s revolving credit facility, totaled $775.8 million while the company’s leverage ratio, the ratio of the company’s net debt to trailing twelve months EBITDA as defined in the company’s revolving credit facility, was 3.78 at December 31, 2015.
Operating Highlights
Paragon’s total contract backlog at December 31, 2015 was an estimated $1.01 billion compared to $1.29 billion at September 30, 2015, including approximately $142.1 million of backlog for the Paragon DPDS3 that Paragon’s customer Petrobras has indicated it may contest in connection with the length of prior shipyard projects relating to the rig. There were no new contracts or contract extensions in the fourth quarter of 2015.
Utilization of Paragon’s marketed floating rig fleet decreased to 61 percent in the fourth quarter compared to 100 percent utilization achieved in the third quarter of 2015. Average daily revenues for Paragon’s floating rig fleet declined by three percent to $252,000 per rig in the fourth quarter of 2015 from $260,000 per rig in the third quarter of 2015.
Utilization of Paragon’s marketed jackup rig fleet decreased to 55 percent in the fourth quarter compared to the 64 percent in the third quarter of 2015. Average daily revenues for Paragon’s jackup fleet during the fourth quarter increased by four percent to $121,000 per rig from $116,000 per rig during the third quarter of 2015.
At the end of the fourth quarter of 2015, an estimated 36 percent of the company’s marketed rig operating days were committed for 2016, including 28 percent and 37 percent of the floating and jackup rig days, respectively. The calculations for committed operating days exclude available days related to rigs that were stacked and not marketed during the quarter.
Restructuring Update
As announced on February 15, 2016, Paragon commenced proceedings to restructure its balance sheet under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court in the District of Delaware. The company has entered into a Plan Support Agreement (“PSA”) with an ad hoc committee representing approximately 77 percent in the aggregate of holders (the “Bondholders”) of its senior unsecured notes and a group comprising approximately 96 percent of the amounts outstanding (the “Revolver Lenders”) under Paragon’s Senior Secured Revolving Credit Agreement (the “Revolving Credit Agreement”). Approval of the transaction by the Revolver Lenders and the Bondholders will require that 2/3 in principal amount and 1/2 in number of those voting in each class to approve the transaction. Paragon also reached an agreement with Noble Corporation (“Noble”) whereby Noble will provide Mexican tax bonding and assume certain tax liabilities.
Outlook
“It’s already clear that 2016 will be a year of significantly reduced activity across the industry,” Mr. Stilley said. “We are re-examining our capital and operating expenditures every day as we look to improve our financial performance. Our focus for the year is to proceed as quickly as possible with our restructuring efforts, ensure that we maintain adequate liquidity, capture any contract opportunities that become available, and position ourselves for growth when commodity prices eventually trigger renewed customer interest in offshore drilling.”

Paragon Provides Additional Information: Prior Period Adjustment and Going Concern Risk
For periods prior to Paragon’s spin-off from Noble Corporation plc (“Noble”) on August 1, 2014 (the “Spin-Off”), results of operations are based on Noble’s standard-specification business (our “Predecessor”) and include contributions from three standard specification rigs retained by Noble and three standard specification rigs that were sold prior to the Spin-Off. For more information regarding the Spin-Off, please see Paragon’s filings with the U.S. Securities and Exchange Commission (the “SEC”) available on the company’s website at www.paragonoffshore.com.

The accompanying consolidated financial statements have been prepared assuming that Paragon will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The company’s ability to continue as a going concern is contingent upon the Bankruptcy Court’s approval of its reorganization plan. This represents a material uncertainty related to events and conditions that may cause significant doubt on the company’s ability to continue as a going concern and, therefore, the company may be unable to realize its assets and discharge its liabilities in the normal course of business. While operating as debtors in possession under Chapter 11, Paragon may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Bankruptcy Court or as otherwise permitted in the ordinary course of business (and subject to restrictions in our debt agreements), for amounts other than those reflected in the company’s consolidated financial statements. Investors are urged to review the contents of the company’s Form 10-K including the discussions under “Risk Factors” when the document is filed.
About Paragon Offshore
Paragon is a global provider of offshore drilling rigs. Paragon’s operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles). Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.
Forward-Looking Disclosure Statement
This release contains forward-looking statements. Statements regarding contract backlog, earnings, costs, cost reductions, revenue, rig demand, fleet condition or performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions or renewals, contract disputes, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, compliance with financial covenants, ability to achieve value through our Chapter 11 filing, our ability to implement the transactions contemplated by the PSA, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the operation of Paragon as a separate, publicly traded company, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon’s annual report on Form 10-K for the fiscal year ended December 31, 2014, and in Paragon’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
Conference Call
Paragon also scheduled a teleconference and webcast related to its fourth quarter 2015 results on Friday, March 11, 2016, at 8:00 a.m. U.S. Central Time. The teleconference can be accessed from the U.S. and Canada by dialing 1-888-771-4371, or internationally by dialing 1-847-585-4405, and using access code: 41861337. Interested parties may also listen to the webcast through a link posted on Paragon’s website at www.paragonoffshore.com, under “Events & Presentations” in the “Investor Relations” section of the website.
A telephonic replay of the conference call will be available on Friday, March 11, 2016, beginning at approximately 11:00 a.m. U.S. Central Time, through Friday, March 25, 2016, ending at approximately 11:00 p.m. U.S. Central Time. The phone number for the conference call replay is 1-888-843-7419 or, for calls from outside of the U.S., 1-630-652-3042, using access code: 41861337.  A replay of the conference call will also be available on Paragon’s website at www.paragonoffshore.com, under “Events & Presentations” in the “Investor Relations” section of the website.

For additional information, contact:

For Investors	Lee M. Ahlstrom
& Media:	Senior Vice President – Investor Relations, Strategy and Planning
+1.832.783.4040

PARAGON OFFSHORE plc
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating revenues
Contract drilling services	$267,113	$456,026	$1,368,731	$1,866,497
Labor contract drilling services	7,884	8,482	29,108	33,401
Reimbursables and other	24,566	30,485	94,589	93,864
	299,563	494,993	1,492,428	1,993,762
Operating costs and expenses
Contract drilling services	156,763	224,536	769,373	890,694
Labor contract drilling services	4,513	5,745	20,599	24,774
Reimbursables	23,118	26,401	81,291	77,843
Depreciation and amortization	58,694	91,088	339,268	422,235
General and administrative	17,574	24,116	59,475	62,081
Loss on impairments	28,811	130,540	1,181,358	1,059,487
Gain on sale of assets, net	(500)	—	(13,217)	—
Gain on repurchase of long-term debt	—	(11,744)	(4,345)	(18,675)
	288,973	490,682	2,433,802	2,518,439
Operating income (loss)	10,590	4,311	(941,374)	(524,677)
Other income (expense)
Interest expense, net of amount capitalized	(36,929)	(27,964)	(130,036)	(56,654)
Other, net	(1,731)	3,090	(310)	3,920
Loss before income taxes	(28,070)	(20,563)	(1,071,720)	(577,411)
Income tax benefit (provision)	4,807	23,307	72,108	(69,394)
Net income (loss)	$(23,263)	$2,744	$(999,612)	$(646,805)
Net income (loss) attributable to non-controlling interest	—	59	(31)	59
Net income (loss) attributable to Paragon	$(23,263)	$2,803	$(999,643)	$(646,746)

Earnings (loss) per share
Basic and diluted	$(0.27)	$0.03	$(11.65)	$(7.63)

PARAGON OFFSHORE plc
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$773,571	$56,772
Restricted cash	3,000	12,502
Accounts receivable, net of allowance for doubtful accounts	266,325	539,376
Prepaid and other current assets	110,027	104,644
Total current assets	1,152,923	713,294

Property and equipment, net	1,111,098	2,410,360
Other assets	119,844	129,735
Total assets	$2,383,865	$3,253,389

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$40,629	$272,166
Accounts payable and accrued expenses	85,374	160,874
Accrued payroll and related costs	48,246	81,416
Other current liabilities	109,640	207,838
Total current liabilities	283,889	722,294

Long-term debt	2,559,462	1,888,439
Deferred income taxes	9,373	58,497
Other liabilities	37,731	89,910
Total liabilities	2,890,455	2,759,140

Total shareholders’ equity (deficit)	(506,590)	491,608
Non-controlling interest	—	2,641
Total equity (deficit)	(506,590)	494,249
Total liabilities and equity	$2,383,865	$3,253,389

PARAGON OFFSHORE plc
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(999,612)	$(646,805)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	339,268	422,235
Loss on impairments	1,181,358	1,059,487
Gain on sale of assets, net	(13,217)	—
Gain on repurchase of long-term debt	(4,345)	(18,675)
Other changes in operating activities	(19,719)	(119,253)
Net cash provided by operating activities	483,733	696,989

Cash flows from investing activities
Capital expenditures	(202,909)	(261,641)
Proceeds from sale of assets	30,816	6,570
Acquisition of Prospector Offshore Drilling S.A.	—	(176,569)
Acquisition of Prospector Offshore Drilling S.A. non-controlling interest	(2,185)	(10,306)
Change in restricted cash	(15,528)	(12,502)
Change in accrued capital expenditures	(14,638)	1,230
Net cash used in investing activities	(204,444)	(453,218)

Cash flows from financing activities
Net change in borrowings on Predecessor bank credit facilities	—	707,472
Net Activity – Revolving Credit Facility	11,000	154,000
Additional Borrowings – Revolving Credit Facility	543,500	—
Proceeds from issuance of Senior Notes and Term Loan Facility	—	1,710,550
Proceeds from Sale-Leaseback Financing, net	291,576	—
Repayment of Term Loan Facility	(6,500)	(1,625)
Repayment of Prospector Senior Credit Facility	(265,666)	—
Repayment of Prospector Bonds	(101,000)	—
Repayments on Sale-Leaseback Financing	(28,854)	—
Purchase of Senior Notes	(6,546)	(65,354)
Dividends paid	—	(11,075)
Debt issuance costs	—	(19,253)
Net transfers to parent	—	(2,698,295)
Net cash provided by (used in) financing activities	437,510	(223,580)
Net change in cash and cash equivalents	716,799	20,191
Cash and cash equivalents, beginning of period	56,772	36,581
Cash and cash equivalents, end of period	$773,571	$56,772

PARAGON OFFSHORE plc
OPERATIONAL INFORMATION
(Unaudited)

	As Reported
	Three Months Ended
	December 31,		September 30,
	2015	2014	2015
Rig fleet operating statistics (1)(2)
Jackups:
Average Rig Utilization	52%	80%	60%
Marketed Utilization (3)	55%	82%	64%
Operating Days	1,625	2,548	1,891
Average Dayrate	$120,687	$120,252	$116,071
Floaters:
Average Rig Utilization	51%	71%	83%
Marketed Utilization (3)	61%	94%	100%
Operating Days	282	521	459
Average Dayrate	$252,130	$287,303	$259,844
Total:
Average Rig Utilization	52%	76%	64%
Marketed Utilization (3)	56%	84%	69%
Operating Days	1,907	3,069	2,350
Average Dayrate	$140,086	$148,615	$144,158

(1)
We define average rig utilization for a specific period as the total number of days our rigs are operating under contract, divided by the product of the total number of our rigs, including cold-stacked rigs, and the number of calendar days in such period. Information reflects our policy of reporting on the basis of the number of available rigs in our fleet.

(2)	Amounts exclude the Paragon FPSO1.

(3)	Marketed utilization excludes the impact of Paragon cold-stacked rigs for the current quarter.

PARAGON OFFSHORE plc
CALCULATION OF BASIC AND DILUTED EARNINGS/LOSS PER SHARE
(In thousands, except per share amounts)
(Unaudited)
The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Allocation of income (loss):
Basic and diluted
Net income (loss) attributable to Paragon	$(23,263)	$2,803	$(999,643)	$(646,746)
Earnings allocated to unvested share-based payment awards (1)	—	(127)	—	—
Net income (loss) to ordinary shareholders - basic and diluted	$(23,263)	$2,676	$(999,643)	$(646,746)

Weighted average shares outstanding - basic and diluted	86,026	84,753	85,785	84,753

Weighted average unvested share-based payment awards (1)	6,714	4,012	6,197	1,761

Earnings (loss) per share
Basic and diluted	$(0.27)	$0.03	$(11.65)	$(7.63)

(1)
No earnings were allocated to unvested share-based payment awards in our earnings per share calculation for the three months ended December 31, 2015, twelve months ended December 31, 2015 and 2014 due to net losses in each respective period.

PARAGON OFFSHORE plc
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)
The following table sets forth the reconciliation of net income (loss) to adjusted net income (non-GAAP):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income (loss) attributable to Paragon	$(23,263)	$2,803	$(999,643)	$(646,746)
Adjustments:
Gain on repurchase of long-term debt	—	(11,744)	(4,345)	(18,675)
Gain on sale of assets, net	(500)	—	(13,217)	—
Loss on impairments	28,811	130,540	1,181,358	1,059,487
Tax impact of loss on impairments	(2,081)	(41,273)	(68,422)	(42,250)
Adjusted net income	$2,967	$80,326	$95,731	$351,816

Allocation of adjusted net income:
Basic and diluted
Adjusted net income	$2,967	$80,326	$95,731	$351,816
Earnings allocated to unvested share-based payment awards (1)	(199)	(3,631)	(6,450)	(7,161)
Adjusted net income to ordinary shareholders - basic and diluted	$2,768	$76,695	$89,281	$344,655

Weighted average number of shares outstanding - basic and diluted	86,026	84,753	85,785	84,753

Weighted average unvested share-based payment awards (1)	6,714	4,012	6,197	1,761

Adjusted earnings per share
Basic and diluted	$0.03	$0.90	$1.04	$4.07

(1)
Although no earnings were allocated to unvested share-based payment awards in our earnings per share calculation for the three months ended December 31, 2015, twelve months ended December 31, 2015 and 2014 due to our net loss in each respective period, we have allocated earnings to unvested share-based payment awards in our calculation of adjusted earnings per share.

PARAGON OFFSHORE plc
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Cont’d)
(In thousands)
(Unaudited)

	As Reported			As Reported
	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
Operating revenues
Contract drilling services	$267,113	$456,026	$338,710	$1,368,731	$1,866,497
Labor contract drilling services	7,884	8,482	6,853	29,108	33,401
Reimbursables and other	24,566	30,485	23,410	94,589	93,864
	299,563	494,993	368,973	1,492,428	1,993,762
Operating costs and expenses
Contract drilling services	156,763	224,536	190,536	769,373	890,694
Labor contract drilling services	4,513	5,745	4,792	20,599	24,774
Reimbursables	23,118	26,401	19,517	81,291	77,843
Depreciation and amortization	58,694	91,088	95,826	339,268	422,235
General and administrative	17,574	24,116	12,800	59,475	62,081
Loss on impairments	28,811	130,540	1,150,846	1,181,358	1,059,487
Gain on sale of assets, net	(500)	—	—	(13,217)	—
Gain on repurchase of long-term debt	—	(11,744)	—	(4,345)	(18,675)
	288,973	490,682	1,474,317	2,433,802	2,518,439
Operating income (loss)	10,590	4,311	(1,105,344)	(941,374)	(524,677)
Other income (expense)
Interest expense, net of amount capitalized	(36,929)	(27,964)	(33,900)	(130,036)	(56,654)
Other, net	(1,731)	3,090	(983)	(310)	3,920
Loss before income taxes	(28,070)	(20,563)	(1,140,227)	(1,071,720)	(577,411)
Income tax benefit (provision)	4,807	23,307	55,389	72,108	(69,394)
Net income (loss)	(23,263)	2,744	(1,084,838)	(999,612)	(646,805)
Net income attributable to non-controlling interests	—	59	—	(31)	59
Net income (loss) attributable to Paragon	$(23,263)	$2,803	$(1,084,838)	$(999,643)	$(646,746)

Adjustments:
Depreciation and amortization	58,694	91,088	95,826	339,268	422,235
Loss on impairments	28,811	130,540	1,150,846	1,181,358	1,059,487
Gain on sale of assets, net	(500)	—	—	(13,217)	—
Gain on repurchase of long-term debt	—	(11,744)	—	(4,345)	(18,675)
Interest expense, net of amount capitalized	36,929	27,964	33,900	130,036	56,654
Income tax (benefit) provision	(4,807)	(23,307)	(55,389)	(72,108)	69,394
EBITDA	$95,864	$217,344	$140,345	$561,349	$942,349